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                                                                   EXHIBIT 11.01


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                                 YEARS ENDED DECEMBER 31,
                                           ---------------------------------------
                                               1994         1995          1996
                                           -----------   -----------   -----------
  Shares used in computation of net
   income per share:
  Primary
       Average common shares
        outstanding during the period        6,945,724     8,556,995    12,720,718
       Options...........................    1,069,083     1,235,676     1,782,481
       Convertible preferred stock.......    1,480,000     1,233,333            --
       Shares relating to SAB No. 64
        and 83...........................    1,494,598     1,245,498            --
                                           -----------   -----------   -----------
       Shares used in computing per
        share amounts....................   10,989,405    12,271,502    14,503,199
                                           ===========   ===========   ===========
   Net income                              $   643,205   $ 1,328,887   $ 5,271,659
                                           ===========   ===========   ===========
   Net income per share:
   Primary                                 $      0.06   $      0.11   $      0.36
                                           ===========   ===========   ===========

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